Exhibit (10)(iii)33

FORM OF AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

          AGREEMENT by and between CH Energy Group Inc. (“Energy Group”), a New York corporation, and Tier I Executive (the “Executive”), dated as of the ___________.

          The Board of Directors of Energy Group (the “Board”) has determined that it is in the best interests of Energy Group and its shareholders to assure that Energy Group will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of Energy Group. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to Energy Group currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused Energy Group to enter into this Agreement with the Executive.

          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

          1.          This Employment Agreement shall be between Energy Group and the Executive named above for all periods during which the Executive serves in the capacity as an officer of Energy Group or any of its affiliated companies. Energy Group and the Executive are parties to an Employment Agreement dated as of __________ (the “Original Agreement”). Energy Group and the Executive hereby amend and restate the Original Agreement so that this Agreement replaces and supersedes the Original Agreement in its entirety.

          2.          Certain Definitions.

                       (a)           As used in this Agreement, “Energy Group” shall mean CH Energy Group, Inc. as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                       (b)          As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with Energy Group.

                       (c)          The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 2(d)) on which a Change of Control (as defined in Section 3) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with Energy Group or any of its affiliated companies is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment, and the Executive shall be entitled to all payments and benefits under this Agreement as though the Executive had terminated his employment for Good Reason. For purposes of the immediately preceding sentence, a Change of Control means a Change of Control that also constitutes a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of Energy Group within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of determining the timing of payments and benefits to Executive under Section 7, the date of the actual Change of Control (as defined in the immediately preceding sentence) shall be treated as Executive’s Date of Termination (in lieu of the date set forth in Section 6(e)).

                       (d)          The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the following July 31, which July 31 and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”. Unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate one year from such Renewal Date. Notwithstanding the foregoing, this Agreement may be terminated by either the Executive or Energy Group or any of its affiliated companies at any time prior to the Effective Date by providing 60 days’ written notice to the other party, in which case the Executive shall have no further rights under this Agreement; provided, that such a notice shall be null and void if it is reasonably demonstrated by the Executive that such notice was given (i) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise in connection with or anticipation of a Change of Control.

                       (e)          The “Multiple” shall mean (i) three if the Executive’s Date of Termination (as defined herein) occurs on or prior to the first anniversary of the Effective Date, (ii) two if the Executive’s Date of Termination occurs after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date, and (iii) one if the Executive’s Date of Termination occurs after the second anniversary of the Effective Date but on or prior to the third anniversary of the Effective Date.

          3.          Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

                       (a)          The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of Energy Group (the “Outstanding Energy Group Common Stock”) or (y) the combined voting power of the then outstanding voting securities of Energy Group entitled to vote generally in the election of directors (the “Outstanding Energy Group Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a

Change of Control: (i) any acquisition directly from Energy Group, (ii) any acquisition by Energy Group, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Energy Group or its affiliated companies or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 3; or

                       (b)          Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Energy Group’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                       (c)          Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Energy Group (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Energy Group Common Stock and Outstanding Energy Group Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Energy Group or all or substantially all of Energy Group’s assets either directly or through one or more of its affiliated companies) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Energy Group Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Energy Group or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business combination; or

                       (d)          Approval by the shareholders of Energy Group of a complete liquidation or dissolution of Energy Group.

          4.          Employment Period. Energy Group hereby agrees to continue, or cause to be continued, the Executive in its employ, or in the employ of any of its affiliated companies, and the Executive hereby agrees to remain in the employ of Energy Group or any of its affiliated companies subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”).

          5.          Terms of Employment.

                        (a)          Position and Duties.

                                       (i)          During the Employment Period, the Executive’s authority, duties and responsibilities shall, in the aggregate, be at least commensurate in all material respects with the most significant of those exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, and neither a reduced scope of the Executive’s responsibilities resulting from the fact that the Change of Control has created a larger organization, nor a change in the Executive’s position (including status, offices, titles and reporting requirements) shall be the sole basis for determining whether the requirements of this Section 5(a)(i) are met.

                                      (ii)          During the Employment Period, the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.

                                       (iii)          During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of Energy Group or any of its affiliated companies and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to serve on civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of Energy Group or any of its affiliated companies in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to Energy Group or any of its affiliated companies.

                       (b)          Compensation.

                                      (i)          Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by Energy Group or any of its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so increased.

                                       (ii)          Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the average of the bonuses payable under Energy Group’s Executive Annual Incentive Plan, if applicable, or any comparable annual bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date, or if the Executive was eligible to earn such a bonus for less than the last three full fiscal years, for the fiscal years during which the Executive was eligible to earn such a bonus immediately prior to the Effective Date (annualized in the event that the Executive was not employed by Energy Group or its affiliated companies (or was not eligible to earn such a bonus) for the whole of each such fiscal year) (the “Average Annual Bonus”). If the Executive was not eligible to earn such an annual bonus for any fiscal year ending on or before the Effective Date, then the Average Annual Bonus shall be deemed to equal the Executive’s target annual bonus as in effect immediately prior to the Effective Date. Each such Annual Bonus shall be paid no later than two and one-half months after the end of the fiscal year next following the fiscal year for which the Annual Bonus is awarded.

                                       (iii)          Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of Energy Group or its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by Energy Group or its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of Energy Group or its affiliated companies.

                                       (iv)          Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by Energy Group or its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of Energy Group or its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of Energy Group or its affiliated companies.

                                       (v)          Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of Energy Group or any of its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of Energy Group or any of its affiliated companies.

                                       (vi)          Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of Energy Group or any of its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of Energy Group or any of its affiliated companies.

                                       (vii)          Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of Energy Group or any of its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of Energy Group or any of its affiliated companies.

                                       (viii)          Certain Exclusions. In determining the benefits provided in subclauses (i) through and including (viii) of this paragraph (b), there shall be excluded from consideration any such benefits provided by any of the affiliated companies during the measuring periods, if any, referred to in such subclauses if Energy Group has elected not to enter into Employment Agreements (of this Type) with executives of such affiliated companies.

          6.          Termination of Employment.

                        (a)          Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If Energy Group or any of its affiliated companies determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 16(b) of this Agreement of its intention to terminate the Executive’s employment; provided that such notice is provided no later than 9 months following the Executive’s first day of Disability. In such event, the Executive’s employment with Energy Group or any of its affiliated companies shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability”

shall mean the absence of the Executive from the Executive’s duties with Energy Group or any of its affiliated companies on a full-time basis for at least 180 consecutive business days as a result of any medically determinable physical or mental impairment resulting in the Executive’s inability to perform the duties of his position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. The determination of Disability shall be made by a physician selected by Energy Group or its insurers and acceptable to the Executive or the Executive’s legal representative.

                        (b)             Cause. The Executive’s employment during the Employment Period may be terminated for Cause. For purposes of this Agreement, “Cause” shall mean:

                                 (i)          the willful and continued failure of the Executive to perform substantially the Executive’s duties with Energy Group or any of its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of Energy Group which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties;

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Energy Group or any of its affiliated companies;

                                 (iii)          the repeated use of alcohol by the Executive that materially interferes with Executive’s duties, use of illegal drugs by the Executive, or a violation by the Executive of the drug and/or alcohol policies of Energy Group or any of its affiliated companies;

(iv) a conviction, guilty plea or plea of nolo contendere of the Executive for any crime involving moral turpitude or for any felony;

                                 (v)          a breach by the Executive of his fiduciary duties of loyalty or care to Energy Group or any of its affiliated companies or a material violation of the Code of Business Conduct and Ethics, or similar policies, of Energy Group or any of its affiliated companies; or

(vi) the breach by the Executive of the confidentiality provision set forth in Section 11(a) hereof.

          For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of Energy Group or any of its affiliated companies. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief

Executive Officer or a senior officer of Energy Group or any of its affiliated companies based upon the advice of counsel for Energy Group shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Energy Group or any of its affiliated companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) through and including (vi) above, and specifying the particulars thereof in detail.

                         (c)          Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

                                 (i)          any material reduction in the Executive’s authority, duties or responsibilities that is not permitted by Section 5(a)(i) of this Agreement, without the Executive’s written consent, excluding for this purpose an action not taken in bad faith and which is remedied by Energy Group or any of its affiliated companies promptly after receipt of notice thereof given by the Executive;

                                 (ii)          any failure by Energy Group or any of its affiliated companies to comply with any of the provisions of Section 5(b) of this Agreement, other than a failure not occurring in bad faith and which is remedied by Energy Group or any of its affiliated companies promptly after receipt of notice thereof given by the Executive;

(iii) Energy Group or any of its affiliated companies requiring the Executive to be based at any office or location other than as provided in Section 5(a)(ii) of this Agreement;

(iv) any purported termination by Energy Group or any of its affiliated companies of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by Energy Group or any of its affiliated companies to comply with and satisfy Section 12(c) of this Agreement.

          For purposes of this Section 6(c), any claim by the Executive that Good Reason exists shall be presumed to be correct unless Energy Group establishes by clear and convincing evidence that Good Reason does not exist.

                          (d)          Notice of Termination. Any termination by Energy Group or any of its affiliated companies for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or Energy Group or any of its affiliated companies to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or Energy Group or any of its affiliated companies, respectively, hereunder or preclude the Executive or Energy Group or any of its affiliated companies, respectively, from asserting such fact or circumstance in enforcing the Executive’s or Energy Group’s or any of its affiliated company’s rights hereunder.

                        (e)          Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by Energy Group or any of its affiliated companies for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by Energy Group or any of its affiliated companies other than for Cause or Disability, the Date of Termination shall be the date on which Energy Group or any of its affiliated companies notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. Energy Group and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 6(e) constitutes a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

          7.          Obligations of Energy Group and its Affiliated Companies upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, Energy Group or any of its affiliated companies shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

                                 (i)          Energy Group shall pay, or cause to be paid, to the Executive in a lump sum in cash the sum of: (A) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) the product of (x) the Average Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (C) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”). The amounts described in clause (B) shall be paid within the 30-day period commencing on the 60th day following the Date of Termination, or such later date set forth in Section 17(a).

                                  (ii)          Energy Group shall pay, or cause to be paid, to the Executive in twelve (12) equal monthly installments the product of (1) the Multiple and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Average Annual Bonus. The first installment shall commence within the 30 day period commencing on the 60th day following the Date of Termination, or such later date set forth in Section 17(a).

                                 (iii)          For a number of years after the Executive’s Date of Termination equal to the Multiple, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, Energy Group or any of its affiliated companies shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 5(b)(iv) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of Energy Group or any of its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the expiration of a number of years after the Date of Termination equal to the Multiple and to have retired on the last day of such period. The continued benefits described in this Section 7(a)(iii) that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A of the Code set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any of those benefits either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they shall be subject to the following additional rules: (A) any reimbursement of eligible expenses shall be paid within 10 calendar days following Executive’s written request for reimbursement, or such later date set forth in Section 17(a); provided that the Executive provides written notice no later than 15 calendar days prior to the last day of the calendar year following the calendar year in which the expense was incurred; (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

                                 (iv)          Energy Group or any of its affiliated companies shall, at its sole expense as incurred, provide the Executive with outplacement services from a recognized outplacement service provider, the scope of which shall be selected by the Executive in his sole discretion; provided that (i) the cost to Energy Group shall not exceed $30,000, and (ii) in no event shall the outplacement services be provided beyond the end of the second calendar year after the calendar year in which the Date of Termination occurs.

                                 (v)          to the extent not theretofore paid or provided, Energy Group or any of its affiliated companies shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of Energy Group or any of its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing, except with respect to payments and benefits under Sections 7(a)(i)(A), 7(a)(i)(C) and 7(a)(v), all payments and benefits shall cease in the event Executive breaches any of his obligations under Section 11 hereof.

                        (b)          Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 7(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by Energy Group or any of its affiliated companies to the estates and beneficiaries of peer executives of Energy Group and any such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of Energy Group or any of its affiliated companies and their beneficiaries.

                        (c)          Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate as of the Disability Effective Date, without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash at the same time as set forth in Section 7(a)(i). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 7(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by Energy Group or any of its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of Energy Group or any of its affiliated companies and their families.

                         (d)          Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, and (y) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash at the same time as set forth in Section 7(a)(i).

          8.          Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by Energy Group or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 16(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with Energy Group or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Energy Group or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

          9.          Full Settlement.

                       (a)          Except as otherwise provided in Section 7(a) hereof, Energy Group’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Energy Group or any of its affiliated companies may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

                       (b)          Except as otherwise provided in this Section 9 or Section 11 of this Agreement, Energy Group agrees to pay as incurred (within 10 calendar days following Energy Group’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, through the 20th anniversary of the date of the Change of Control, including the legal fees and expenses of any arbitration proceeding, as a result of any contest (regardless of the outcome thereof) by Energy Group or any of its affiliated companies, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, that the Executive shall have submitted an invoice for such fees and expenses at least 15 calendar days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. Notwithstanding the foregoing, Energy Group shall not be obligated to pay any legal fees or expenses incurred by the Executive in any contest in which the trier of fact determines that the Executive’s position was frivolous or maintained in bad faith. The amount of such legal fees and expenses that Energy Group is obligated to pay in any given calendar year shall not affect the legal fees and expenses that Energy Group is obligated to pay in any other calendar year, and the Executive’s right to have Energy Group pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. Energy Group’s obligation to pay Executive’s eligible legal fees and expenses under this Section 9(b) shall not be conditioned upon Executive’s termination of employment.

          10.          Certain Additional Payments by Energy Group or its Affiliated Companies.

                         (a)          Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Energy Group or any of its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under clause (i) above is less than the amount calculated under clause (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). If a reduction in Payments is necessary pursuant to the immediately preceding sentence, then the reduction shall occur in the following order: cash payments; cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant); cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant); reduction in retirement benefits under the Supplemental Executive Retirement Plan; and reduction of welfare benefits.

                         (b)          All determinations required to be made under this Section 10, including whether an Excise Tax would be imposed, the amount of such Excise Tax, the calculation of the amounts referred to in clauses (i) and (ii) of Section 10(a), whether and in what amount any Payments are to be reduced pursuant to Section 10(a) and the assumptions to be utilized in arriving at such determination, shall be made by a major accounting firm with expertise in such matters designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to Energy Group and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by Energy Group. Any determination by the Accounting Firm shall be binding upon Energy Group and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 10(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, upon the Executive’s request, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall thereafter be promptly paid, or caused to be paid, by Energy Group to or for the benefit of the Executive.

                         (c)          All fees and expenses of the Accounting Firm for services performed pursuant to this Section 10 at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, through the 20th anniversary of the date of the Change of Control, shall be borne solely by Energy Group. Energy Group shall pay such fees and expenses not later than the end of the calendar year following the calendar year in which the related work is performed or the expenses are incurred by the Accounting Firm, subject to Section 17(a). The amount of such fees and expenses that Energy Group is obligated to pay in any given calendar year shall not affect the fees and expenses that Energy Group is obligated to pay in any other calendar year, and the Executive’s right to have Energy Group pay such fees and expenses may not be liquidated or exchanged for any other benefit.

          11.          Restrictive Covenants.

                         (a)          The Executive shall hold in a fiduciary capacity for the benefit of Energy Group or any of its affiliated companies all secret or confidential information, knowledge or data relating to Energy Group or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by Energy Group or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive hereby covenants and agrees that during the Employment Period and thereafter, the Executive shall not, without the prior written consent of Energy Group, communicate or divulge any such information, knowledge or data to anyone other than Energy Group and those designated by it. Notwithstanding the foregoing, the Executive or his representatives may disclose any such information if such disclosure is compelled by subpoena or other legal process, provided that if the Executive is so compelled, he shall provide Energy Group prompt written notice of such subpoena or legal process in order to permit Energy Group to seek appropriate protective orders. The Executive agrees to contact Energy Group for written clarification if the Executive has any question regarding what information, knowledge or data would be considered by Energy Group to be confidential and subject to this provision. The Executive’s obligations under this Section 11(a) are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to Energy Group or any of its affiliated companies under general legal or equitable principles, and federal, state or local law.

                         (b)          The Executive agrees that for a period of one year after his Date of Termination he will not, directly or indirectly, induce, attempt to induce, or assist others in inducing or attempting to induce, any employee of Energy Group or any of its affiliated companies to terminate such person’s employment relationship with Energy Group or any of its affiliated companies.

                         (c)          The Executive acknowledges and agrees that any breach or threatened breach of this Section 11 by him will cause injury to Energy Group and its affiliated companies for which money damages alone will not provide an adequate remedy; that if he commits or threatens to commit any such breach, Energy Group or any of its affiliated companies should have the right to have the provisions of this Section 11 specifically enforced by any court having jurisdiction. The Executive agrees that he will not assert in any such enforcement action that Energy Group or any of its affiliated companies have an adequate remedy in damages; and that such rights and remedies will be in addition to and not in lieu of any other rights or remedies available to Energy Group or any of its affiliated companies at law or in equity. The Executive agrees that if any court determines that he has breached this Section 11, he shall be liable to and will pay Energy Group its reasonable legal fees and expenses incurred in connection with such proceedings, including appeals therefrom, and Energy Group shall not be obligated to reimburse the Executive for the legal fees and expenses incurred by the Executive in connection with such proceedings, including appeals therefrom. In addition, while the duration of the covenants contained in this Section 11 will be determined generally in accordance with their terms, if the Executive violates any of these covenants, he agrees to an extension of such covenant on the same terms and conditions for an additional period of time equal to the time that elapses from the commencement of such violation to the later of (i) the termination of such violation or (ii) the final resolution of any litigation stemming from such violation.

                         (d)          If any covenant contained in this Section 11, or any portion of such covenant, is found by a court of competent jurisdiction to be invalid or unenforceable for any reason, the Executive hereby authorizes and requests such court to exercise its discretion to reform such covenant to the end that he will be subject to covenants that are reasonable under the circumstances and enforceable by Energy Group or any of its affiliated companies. In any event, if any provision is found to be unenforceable for any reason, such provision shall remain in force and effect to the maximum extent allowable, all non-affected provisions shall remain fully valid and enforceable, and such finding shall in no way affect the subsequent enforceability of any such provision against a different employee of Energy Group.

                         (e)          The Executive agrees that the promises and obligations made by Energy Group in this Agreement (specifically including, but not limited to, the payments and benefits provided for under Section 7(a) hereof (other than payments and benefits under Sections 7(a)(i)(A), 7(a)(i)(C) and 7(a)(v)) constitute sufficient consideration for the covenants contained in this Section 11. The Executive further acknowledges that it is not Energy Group’s intention to interfere in any way with his employment opportunities, except in such situations where the same conflict with the legitimate business interests of Energy Group or any of its affiliated companies. The Executive agrees that he will notify Energy Group in writing if he has, or reasonably should have, any questions regarding the applicability of this Section 11.

          12.          Successors.

                         (a)          This Agreement is personal to the Executive and without the prior written consent of Energy Group shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

                         (b)          This Agreement shall inure to the benefit of and be binding upon Energy Group and its successors and assigns.

                         (c)          Energy Group will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Energy Group to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Energy Group would be required to perform it if no such succession had taken place.

          13.          Early Termination. This agreement shall terminate as of the date Executive becomes employed by any of the affiliated companies to which Energy Group has elected not to enter into employment agreements (of this Type) with executives of such affiliated companies; provided such employment becomes effective prior to a Change of Control.

          14.          Arbitration. Except as otherwise provided herein, any dispute, controversy or claim between the parties arising out of or relating to this Agreement (or any subsequent amendments thereof or waivers thereto) (hereinafter, a “Claim” or “Claims”) shall be submitted to final and binding arbitration. Claims which are subject to this section include, but are not limited to, the following: (i) claims relating to this Agreement’s existence, enforceability, validity, interpretation, performance or breach, (ii) claims for compensation or benefits, and (iii) claims of wrongful or discriminatory termination based on any federal, state or local statute, regulation, ordinance, tort, public policy, contract or promissory estoppel theory, including any dispute as to the cause or reason for termination. All Claims submitted to arbitration pursuant to this Section 14 shall be subject to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, effective January 1, 2004, except as hereinafter provided:

          (a)          A request to arbitrate a Claim must be made within 180 days of the date the Claim arose;

          (b)          Energy Group shall pay any and all fees and expenses of the arbitrator;

          (c)          The arbitration hearing shall be held in Poughkeepsie, New York, unless the parties mutually agree to another location;

          (d)           Each party shall exchange documents to be utilized as exhibits in the arbitration hearing and each party shall be limited to five (5) pre-hearing depositions of no more than ten hours each, unless the arbitrator orders additional discovery;

          (e)           The arbitrator shall be appointed in accordance with Rule 12 of the above-referenced Rules of the American Arbitration Association, except that if, for any reason, an arbitrator cannot be selected by the process described in Rule 12, subparts (i) through (iii), the American Arbitration Association shall submit the names of seven (7) additional arbitrators from its roster and the parties shall select the arbitrator by alternately striking names with the party requesting arbitration first striking; and

          (f)           Either party shall be entitled to seek and obtain injunctive or other appropriate equitable relief in any federal or state court having jurisdiction in order to enforce the arbitration provisions of this Agreement; and Energy Group shall be entitled to seek and obtain such injunctive or other appropriate equitable relief in order to prevent (pending arbitration) any breach of the Restrictive Covenants set forth in Section 11 of this Agreement in any federal or state court having jurisdiction.

Subject to paragraph (f) of this Section 14, above, it is the intention of the parties to avoid litigation in any court of any and all Claims concerning this Agreement, or otherwise arising from the Executive’s employment with Energy Group or its affiliate entities, and that all such claims will be subject to this arbitration agreement. Neither party shall commence or pursue any litigation on any claim that is or was the subject of arbitration under this Agreement. Each party agrees that this agreement to arbitrate, and any award arising out of any arbitration contemplated by this Agreement, are enforceable under, and subject to, the Federal Arbitration Act, 11 U.S.C. § I, et seq. Both parties consent that judgment upon any arbitration award may be entered in any federal or state court having jurisdiction.

          15.           Release. Notwithstanding anything contained herein to the contrary, Energy Group shall only be obligated to make the payments or provide any benefit under Section 7(a) hereof (other than payments and benefits under Sections 7(a)(i)(A), 7(a)(i)(C) and 7(a)(v)) if: (a) within the 50-day period after the Date of Termination, the Executive executes a release, in a form provided by Energy Group, of all current or future claims, known or unknown, against Energy Group, its affiliated companies, its officers, directors, shareholders, employees and agents arising on or before the date of the release, including but not limited to all claims arising out of the Executive’s employment with Energy Group or its affiliated companies or the termination of such employment, and (b) the Executive does not revoke the release during the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period, if applicable. Energy Group shall be obligated to provide such release to the Executive promptly following the Date of Termination.

          16.           Miscellaneous.

                          (a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                          (b)          All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Carl E. Meyer
5 Charles Lane
Rhinebeck, NY 12572

If to Energy Group:

CH Energy Group, Inc.
284 South Avenue
Poughkeepsie, New York 12601-4879

Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                          (c)          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                          (d)          Energy Group may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                          (e)          The Executive’s or Energy Group’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or Energy Group may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 6(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                          (f)          The Executive and Energy Group acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and Energy Group, or any of its affiliated companies, the employment of the Executive by Energy Group or any of its affiliated companies is “at will” and, subject to Section 2(c) hereof, the Executive’s employment may be terminated at any time prior to the Effective Date by either the Executive or Energy Group or any of its affiliated companies, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

          17.          Compliance with Section 409A of the Code.

                          (a)          Notwithstanding anything contained in this Agreement to the contrary, if the Executive is a “specified employee,” as determined under Energy Group’s policy for determining specified employees on the Date of Termination, then to the extent required in order to comply with Section 409A of the Code, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such Date of Termination shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Date of Termination) within 30 days after the first business day following the six month anniversary of such Date of Termination (or, if the Executive dies during such six-month period, within 30 days after the Executive’s death).

                          (b)          It is intended that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and Energy Group shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Executive. Although Energy Group shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither Energy Group, its affiliates, directors, officers, employees nor its advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive or other taxpayer as a result of the Agreement. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, Energy Group has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Carl E. Meyer

CH Energy Group, Inc.

By
Steven V. Lant
Chairman of the Board and
Chief Executive Officer